EXHIBIT 10.30

EMPLOYMENT AGREEMENT

BETWEEN

BIG LOTS

AND

ROBERT S. SEGAL

This employment agreement (“Agreement”) by and between Big Lots Stores, Inc. and its parent, affiliates, predecessor, successor, subsidiaries and other related companies (the “Company”) and Robert S. Segal (the “Executive”), collectively, the “Parties,” is effective as of the date signed (“Effective Date”) and supersedes and replaces any other oral or written employment-related agreement between the Executive and the Company.

1.00     Duration

This Agreement will remain in effect from the Effective Date until it terminates as provided in Section 5.00.  Any notice of termination required to be given under this Agreement must be given as provided in Section 6.00 and will be effective on the date prescribed in Section 5.00.

2.00     Executive’s Employment Function

2.01           Position.  The Executive agrees to serve as the Company’s Vice President, Divisional Merchandise Manager (or other appropriate title as designated by the Company in its sole discretion) with the authority and duties customarily associated with this position.  The Executive agrees at all times to observe and be bound by all Company rules, policies, practices, procedures and resolutions which apply to Company employees and which do not conflict with the specific terms of this Agreement.

2.02           Place of Performance.  The Executive’s duties will principally be performed in Columbus, Ohio, except for required travel on the Company’s business, unless the Company requires the Executive to perform duties at another location.

3.00     Compensation

The Company will pay the Executive the amounts described in this Section 3.00 as compensation for the services described in this Agreement and in exchange for the duties and responsibilities described in Section 4.00.  In addition, on the first day of employment, the Executive will receive a grant of an option to acquire 30,000 shares of Big Lots, Inc. common stock in accordance the terms and conditions of the Big Lots, Inc. 1996 Performance Incentive Plan.

3.01           Base Salary.  The Company will pay to the Executive an annualized base salary of $300,000, which may be adjusted at the Company’s discretion (“Base Salary”).  The Executive’s Base Salary will be paid in installments that correspond with the Company’s normal payroll practices.  The Base Salary may be adjusted from time to time in a manner that is consistent with the Company’s compensation policies in effect for executives in the same or similar job classification at the discretion of the Company, but will not be adjusted to any amount lower than $300,000.

3.02           Bonus.  The Executive shall be eligible to receive bonus compensation (“Bonus”), for the fiscal year beginning January 30, 2005, and for each subsequent fiscal year of employment completed during the term of this Agreement.  The Executive’s bonus shall be an amount equal to the Base Salary at the end of such fiscal year multiplied by the Bonus Payout percentage as determined by the Bonus Program set each fiscal year by the compensation committee of Big Lots, Inc.’s Board of Directors.  The Bonus Program is based upon the achievement of the Company’s annual financial plan.  The target bonus for the Executive is 40% of Base Salary and the Stretch Bonus for the Executive is 80% of Base Salary, both of which are defined in the Bonus Program and are subject to adjustment by Big Lots, Inc.’s Board of Directors; provided, however, the Executive’s target bonus shall never fall below 40% of Base Salary and the Executive’s Stretch Bonus shall never fall below 80% of Base Salary.

[1]           Payment.  Any bonuses described herein will be paid at a time consistent with payment of bonuses to Executives in the same or similar job classifications.

[2]           Continuous Employment.  In order to receive any bonus as provided herein, Executive must remain continuously employed by the Company pursuant to the terms and conditions of this Agreement.

[3]           Fiscal Year.  The term “fiscal year” shall mean the period commencing on the Sunday next following the Saturday closest to January 31st in a calendar year and ending the next following calendar year on the Saturday closest to January 31st.

3.03           Bonus Upon Commencement of Employment.  Within 30 days after the Executive’s commencement of employment under this Agreement, the Company will pay to the Executive a one-time sign on bonus of $100,000.

3.04           Benefit Plans.  Subject to their terms, the Executive may participate in any Company-sponsored employee pension or welfare benefit plan at a level commensurate with the Executive’s title and position.

3.05           Vacation and Sick Leave.  The Executive shall be entitled to such periods of vacation and sick leave each year as provided under the Company’s vacation and sick leave policy at a level commensurate with the Executive’s title and position.

3.06           Expenses.  The Executive is entitled to receive reimbursement for all normal and reasonable expenses incurred while performing services under this Agreement, including reasonable travel expenses.  Reimbursement for these expenses will be made as soon as administratively feasible after the date the Executive submits appropriate evidence of the expenditure and otherwise complies with the Company’s business expense reimbursement policies.

3.07           Automobile Allowance.  The Company will provide the Executive with an automobile or a monthly automobile allowance in accordance with applicable Company policies for executives of the same or similar title and position.

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3.08           Termination Benefits.  The Company will provide the Executive with only those termination benefits described in Section 5.00.

4.00     Executive’s Obligations

The amounts described in Sections 3.00 and 5.00 of this Agreement are provided by the Company in exchange for (and have a value to the Company equivalent to) the Executive’s performance of the obligations described in this Agreement, including performance of the duties and the covenants made and entered into by and between the Executive and the Company in this Agreement.

4.01           Scope of Duties.  The Executive will:

[1]           Devote all available business time, best efforts and undivided attention to the Company’s business and affairs; and

[2]           Not engage in any other business activity, whether for gain, profit or other pecuniary benefit.

[3]           However, the restriction described in Subsections 4.01[1] and [2] will not preclude the Executive from:

[a]           Making or holding passive investments in outstanding shares in the securities of publicly-owned companies or other businesses (other than organizations described in Section 4.05), regardless of when and how that investment was made; or

[b]           Serving on corporate, civic, religious, educational and/or charitable boards or committees but only if this activity [i] does not interfere with the performance of duties under this Agreement and [ii] is approved in writing by the Company.

4.02           Confidential Information.

[1]           Obligation to Protect Confidential Information.  The Executive acknowledges that the Company, its parent, affiliates, predecessor, successor, subsidiaries and other related companies (collectively, “Group” and separately, “Group Member”) have a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Subsection 4.02[2]) and have invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information.  The Executive agrees [a] during and after employment with the Company and as to all Group Members [i] that any Confidential Information will be held in confidence and treated as proprietary to the Group, [ii] not to use or disclose any Confidential Information except to promote and advance the Group’s business interests and [b] immediately upon termination for any reason from employment with the Company, to return to the Company any Confidential Information.

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[2]           Definition of Confidential Information.  For purposes of this Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other Confidential Information regarding the business, operations, properties or personnel of the Company or the Group (or any Group Member) which are disclosed to or learned by the Executive as a result of employment with the Company, but will not include [a] the Executive’s personal personnel records or [b] any information that [i] the Executive possessed before the date of initial employment (including periods before the Effective Date) with the Company that was a matter of public knowledge, [ii] became or becomes a matter of public knowledge through sources independent of the Executive, [iii] has been or is disclosed by any Group Member without restriction on its use or [iv] has been or is required to be disclosed by law or governmental order or regulation.  The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge until and unless the Company’s General Counsel confirms to the Executive that the information is public knowledge or an arbitrator, acting under Section 9.00, finally decides that the information is public knowledge.

[3]           Intellectual Property.  The Executive expressly acknowledges that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored, or reduced to practice during the Executive’s performance of services under this Agreement, whether individually or jointly with the Company or any Group Member (the “Intellectual Property”) shall be owned solely by the Company or the Group, and shall be subject to the restrictions set forth in Subsection 4.02[1] above.  All Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a “work made for hire” under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in the Company or the Group.  All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by the Executive, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a “work made for hire”) or otherwise, shall be assigned and is hereby irrevocably assigned to the Company or the Group by the Executive.  The Executive shall, without any additional consideration, execute all documents and take all other actions needed to convey the Executive’s complete ownership interest in any Intellectual Property to the Company or the Group or the Executive is directed so that the Company or the Group may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it.  The Executive agrees that any Group Member may alter or modify the Intellectual Property at the Group Member’s sole discretion, and the Executive waives all right to claim or disclaim authorship.

4.03           Solicitation of Employees.  The Executive agrees that during employment, or for two years after terminating employment with the Company [1] not, directly or indirectly, to solicit any employee of the Company or of any Group Member to leave employment with the Group, [2] not, directly or indirectly, to employ or seek to employ any employee of the Company or any Group Member and [3] not to cause or induce any of the Company’s or the Group’s (or Group Member’s) competitors to solicit or employ any employee of the Company or any Group Member.

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4.04           Solicitation of Third Parties.  The Executive agrees that during employment, and for two years after terminating employment with the Company not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Company or the Group (or any Group Member) to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Company’s or the Group’s (or any Group Member’s) business interests.

4.05           Non-Competition.  The Executive acknowledges that the principal business of the Company includes the operation of its Big Lots retail outlets, the inventories of which are acquired primarily through special purchases such as overstocks, close-outs, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, the operation of its Big Lots Furniture stores, and its wholesale operations all of which comprise the Company’s business (the “Company Business”); that Company is one of the limited number of entities which has developed such business; that the Company Business is national in scope and the Executive’s work for the Company will give him access to the confidential affairs of the Company and the Group as defined in Subsection 4.02[2]; and the agreements and covenants of the Executive contained in Section 4.00 are essential to the business and the good will of the Company.  Accordingly, the Executive covenants and agrees that:

[1]           During the term of the Executive’s employment with the Company and for a period of one year (the “Restricted Period”) following the termination of his employment in any manner, the Executive shall not in any location where the Company’s retail stores are located throughout the United States [a] engage in the Company Business for the Executive’s own account, [b] render any services to any person engaged in the Company Business (other than to the Company); or [c] become employed in any manner by, or consult with, Wal-Mart, Sam’s Club, Kmart, Target, Dollar General, Family Dollar, Dollar Tree, Value City/Schottenstein Stores Corporation, Fred’s, 99¢ Stores, Canned Foods, Tuesday Morning, TJX Corporation, Rooms To Go, Office Depot, Costco, Staples, American Signature, Ashley Furniture, HomeStores, Art Van, Office Max, Value City Furniture or Nationwide Furniture Warehouse, or any grocery or furniture store chain regardless of size.  Further, the Executive agrees to not become employed in any manner or to act as consultant to any parent or subsidiary of the above-listed entities.  In the event of a change of control as defined in Subsection 5.07[2] of this Agreement, the restricted period shall be for a period of six (6) months.

[2]           Acknowledgement.  The Executive acknowledges that the non-competition agreement is reasonable in light of the nature of the Company Business; that the Company has legitimate business reasons for requiring the Executive’s agreement to all provisions of Section 4.00; and that he understands the restrictions, has had an opportunity to fully discuss these restrictions with the Company and accepts the restrictions.

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[3]           Maximum Enforceable Restriction.  In the event that any or all of the covenants set forth in this Section 4.05 are determined by a court of competent jurisdiction to be unenforceable by reason of the temporal restrictions being too great, the geographic areas covered too great, the range of activities too great or for any other reason, then the Court is authorized and shall interpret them to extend over the maximum period of time, the maximum geographic area and the maximum range of activities or, as to any provision, in such a manner that all provisions may be given maximum restrictive effect in accordance with applicable law.

[4]           Tolling.  The Executive agrees that if any of the obligations to the Company under this Subsection 4.05 are breached, then the restricted period shall be extended for the length of time that the Executive failed to fulfill his obligations under Subsection 4.05.

4.06           Post-Termination Cooperation.  As is required of the Executive during employment, the Executive agrees that during and after employment with the Company and without additional compensation (other than reimbursement for reasonable associated expenses), to cooperate with the Company in the following areas:

[1]           Cooperation With the Company.  The Executive agrees [a] to be reasonably available to answer questions for the Company’s officers regarding any matter, project, initiative or effort for which the Executive was responsible while employed by the Company and [b] to cooperate with the Company or any Group Member during the course of all third-party proceedings arising out of the Company Business about which the Executive has knowledge or information.  For purposes of this Agreement, [c] ”proceedings” includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and [d] ”cooperation” includes [i] the Executive’s being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company or any Group Member; [ii] providing any and all documents in the Executive’s possession that relate to the proceeding; and [iii] providing assistance in locating any and all relevant notes and/or documents.

[2]           Cooperation With Third Parties.  Unless compelled to do so by lawfully-served subpoena or court order, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Subsection 4.02[2]) except in cooperation with the Company and Group Members.  The Executive also agrees to notify the Company’s General Counsel immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.

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[3]           Cooperation With Media.  The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information (other than knowledge or information that is not Confidential Information as defined in Subsection 4.02[2]) except in cooperation with the Company or any Group Member.  The Executive also agrees to notify the Company’s General Counsel immediately after being contacted by any member of the media with respect to any matter affected by this section.

4.07           Non-Disparagement.  The Executive and the Company agree that neither will make any disparaging remarks about the other and the Executive will not make any disparaging remarks about the Company, the Company’s Chairman, Chief Executive Officer or any of the Company’s executives or any Group Member or their executives.  However, this section will not preclude [1] any remarks that may be made by the Executive under the terms of Subsection 4.06[2] or that are required to discharge the duties described in this Agreement or [2] the Company or Group Members from making (or eliciting from any person) disparaging remarks about the Executive concerning any conduct that may lead to a termination for Cause, as defined in Subsection 5.04[3] (including initiating an inquiry or investigation that may result in a termination for Cause).

4.08           Notice of Subsequent Employment.  The Executive agrees to notify the Company of any subsequent employment during the Restricted Period after employment terminates.

4.09           Remedies.  The Executive agrees that any breach of any of the terms of this Section 4.00 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of a breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages.  The Executive agrees that no bond shall be required of the Company and further agrees not to defend any action seeking injunctive or other equitable relief on the basis that the Company has an adequate remedy at law in money damages or otherwise.  The terms of this Section 4.09 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof including, but not limited to, the recovery of damages from the Executive or specific performance.  In addition to any other available remedies, the Company may require the Executive to account for and pay over to the Company all compensation, profits, accruals, increments or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any provision of Section 4.00.  The Company may set off any amounts finally determined by a court of competent jurisdiction to be due under this section against any amount which may be owed to the Executive under this Agreement.  The Parties agree that any action for breach of any of the provisions of Section 4.00 and/or injunctive relief shall be venued in the Court of Common Pleas, Franklin County, Ohio.

4.10           Return of Company Property.  Upon termination of employment, the Executive agrees to promptly return to the Company all property belonging to the Group or any Group Member.

4.11           Effect of Termination.  The provisions of Section 4.00 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 4.00; provided, however, that this Section 4.11 shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of Section 4.00.

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5.00     Termination and Related Benefits

This Agreement will terminate upon the occurrence of any of the events described in this section.

5.01           Rules of General Application.  The following rules apply generally to the implementation of Section 5.00:

[1]           Method of Payment.  The Company, at its option, may elect to pay, as a lump sum, any installment payments due under Section 5.00.  If the Company decides to accelerate payment of any installment obligation due under Section 5.00, the amount paid will be reduced to reflect the value of the accelerated payment.  This reduction will be based on the rate paid under 90-day U.S. Treasury Bills issued on the first issue date after this Agreement terminates.

[2]           Application of Pro Rata.  Any pro rata share required to be paid under Section 5.00 will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

5.02           Termination Due to Executive’s Death.  This Agreement will terminate automatically on the date the Executive dies.  As of that date, and subject to Subsection 5.04[6], the Company will make the following payments to the person the Executive designates on the attached Beneficiary designation form.

[1]           Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.

[2]           Bonus.  The pro rata share of any Bonus that would have been paid to the Executive had the Executive not died.  The pro rata share shall be determined after the close of the fiscal year in which the termination because of death occurs and paid when other eligible executives are paid a Bonus.

[3]           Other.  Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

5.03           Termination Due to Executive’s Disability.  The Company may terminate this Agreement after ascertaining that the Executive is Disabled (as defined below - “Disability”) by delivering to the Executive a written notice of termination for Disability that includes the date termination for Disability is to be effective.  If all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:

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[1]           Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.

[2]           Bonus.  The pro rata share of any Bonus that would have been paid to the Executive had the Executive not become Disabled.  The pro rata share shall be determined after the close of the fiscal year in which the termination for Disability occurs and paid when other eligible executives are paid a Bonus.

[3]           Other.  Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

[4]           Definition of Disability.  For these purposes, “Disability” means that, for more than six consecutive months, the Executive is unable, with a reasonable accommodation, to perform the duties described in Section 4.01 on a full-time basis due to a physical or mental disability or infirmity.

5.04           Termination for Cause.  The Company may terminate the Executive’s employment for Cause (as defined below - “Cause”) by delivering to the Executive a written notice describing the basis for this termination and the date the termination for Cause is to be effective.  If the Executive is terminated for Cause and if all requirements of this Agreement are met, the Company will make the following payments to the Executive:

[1]           Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.

[2]           Other.  Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

[3]           Definition of Cause.  For these purposes, Cause means the Executive’s [a] failure to comply with Company’s policies and procedures, but only if [i] before issuing the notice of termination for Cause, the Company makes a written demand upon the Executive for compliance and specifically describes the basis for this demand and [ii] if the failure is one that can be cured, the Executive does not comply within 10 days after receiving the demand; [b] willful or illegal misconduct or grossly negligent conduct that is injurious to the Company monetarily or otherwise; [c] violation of laws or regulations governing the Company or violation of the Company’s code of ethics; [d] breach of any fiduciary duty owed to the Company; [e] misrepresentation or dishonesty which the Company determines has had or is likely to have a material adverse effect upon the Company; [f] breach of any provision of Section 4.00 of this Agreement; [g] involvement in any act of moral turpitude that has an injurious effect on the Company or its reputation; or [h] breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer.

[4]           Subsequent Information.  The terms of Section 5.04 will apply if, after the Executive terminates under any other provision of Section 5.00, the Company learns of an event that, had it been known before the Executive terminated employment, would have justified a termination for Cause.  In this case, the Company will be entitled to recover (and the Executive agrees to repay) any amounts (other than legally protected benefits) that the Executive received under any other provision of Section 5.00 reduced by the amount the Executive is entitled to receive under Section 5.04.

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5.05           Voluntary Termination by Executive.  The Executive may voluntarily terminate employment with the Company at any time, in which case the Company will make the following payments to the Executive if all requirements of this Agreement are met:

[1]           Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.

[2]           Other.  Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

5.06           Involuntary Termination Without Cause.  The Company may terminate the Executive’s employment at any time Without Cause (as defined below) by delivering to the Executive a written notice specifying the date termination is to be effective.  If all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive as of the effective date of termination Without Cause:

[1]           Base Salary.  For 12 months beginning on the date of termination Without Cause, the Company will continue to pay the Executive’s Base Salary at the rate in effect on the date of termination Without Cause.

[2]           Other.  Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

[3]           Definition of Without Cause.  For purposes of this Agreement, “Without Cause” means termination of the Executive’s employment by the Company for any reason other than those set forth in Sections 5.02, 5.03, 5.04 or 5.05.

5.07           Termination After Change of Control.

[1]           Termination of Employment.  If there is a Change of Control (as defined herein) or within two (2) years following a Change of Control (as defined herein), the Company terminates the Executive’s employment Without Cause, the provisions of this Section 5.07 shall be applicable, instead of the provisions of Section 5.06.  To the extent that the provisions of this Section 5.07 are applicable, the Executive shall be entitled to the following payments and benefits:

[a]           Base Salary.  A single lump sum payment equal to two (2) times the Executive’s Base Salary at the rate in effect on the date of termination.

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[b]           Bonus.  A single lump sum payment equal to two (2) times the Executive’s Stretch Bonus in effect under the Bonus Program for the year in which the Executive’s employment is terminated.

[c]           Health Care.  The Company will reimburse the Executive for the cost of continuing health coverage under COBRA for a period of no more than 12 months following the date of termination, less the amount the Executive is expected to pay as a regular employee premium for such coverage.  Such reimbursements will cease if the Executive becomes eligible for similar coverage under another benefit plan.

[d]           Other.  Any rights accruing to the Executive under any employee benefit plan, fund or program maintained by the Company arising from either a Change of Control or termination of employment will be distributed or made available as required by the terms of the plan, fund or program or as required by law.

[2]           Definition of Change of Control.  For purposes of this Agreement, the term “Change of Control” means [a] any person or group [as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934] that becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of Big Lots, Inc. (“BLI”) entitled to vote for the election of directors; [b] a majority of the Board of Directors of BLI is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors of BLI in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of BLI at any date consists of persons not so nominated and approved; [c] the stockholders of BLI approve an agreement to reorganize, merge or consolidate with another corporation (other than Big Lots Stores, Inc. or an affiliate); [d] the stockholders of BLI adopt a plan or approve an agreement to sell or otherwise dispose of all or substantially all of BLI’s assets (including without limitation, a plan of liquidation or dissolution), in a single transaction or series of related transactions.  The effective date of any such Change of Control shall be the date upon which the last event occurs or last action is taken such that the definition of such Change of Control (as set forth above) has been met.  For purposes of this Agreement, the term “affiliate” shall mean:  [i] any person or entity qualified as part of an affiliated group which includes BLI pursuant to Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”); or [ii] any person or entity qualified as part of a parent-subsidiary group of trades and businesses under common control within the meaning of Treasury Regulation Section 1.414(c)(2)(b).  Determination of affiliate shall be tested as of the date immediately prior to any event constituting a Change of Control.  The other provisions of this Section 5.07 notwithstanding, the term “Change of Control” shall not mean any transaction, merger, consolidation or reorganization in which BLI exchanges or offers to exchange newly issued or treasury shares in an amount less than 50% of the then-outstanding equity securities of BLI entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than BLI or an affiliate thereof (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

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[3]           Treatment of Taxes.  If payments under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company, constitute “excess” parachute payments as defined in Section 280G(b) of the Code, the Company, subject to Subsection 5.07[4], will either:

[a]           Reimburse the Executive for the amount of any excise tax due under Code §4999, if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Subsection 5.07[3][b]; or

[b]           Reduce the Executive’s benefits under this Agreement so that the Executive’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this and all other agreements will be $1.00 less than the amount that would be an “excess” parachute payment if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Subsection 5.07[3][a].

This comparison will be made as of the date of the corporate event generating the “parachute payments” although any reimbursement provided under Subsection 5.07[3][a] will be made when the parachute payment is actually made or distributed.

Within 10 days of the date the Company determines that Subsection 5.07[3][b] should be applied, the Company will apprise the Executive of the amount of the reduction (“Notice of Reduction”).  Within 10 days of receiving that information, the Executive may specify how (and against which benefit or payment source) the reduction is to be applied (“Notice of Allocation”).  The Company will be required to implement these directions within 10 days of receiving the Notice of Allocation.  If the Company has not received a Notice of Allocation from the Executive within 10 days of the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement Subsection 5.07[3][b], the Company will apply Subsection 5.07[3][b] proportionately based on the amounts otherwise payable under this Agreement or, if a Notice of Allocation has been returned that does not sufficiently implement Subsection 5.07[3][b], on the basis of the reductions specified in the Notice of Allocation.

[4]           Effect of Subsequent Tax Claim.  The Company will establish procedures that will apply to any inquiries regarding the treatment of tax payments under this Section 5.07.  Within 30 days following the termination of the Executive’s employment under Section 5.07, the Company will provide the Executive with a copy of such procedures.

6.00     Notice

6.01           How Given.  Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system.  Any delivery must be addressed to the Company’s Vice President and General Counsel with a copy to the Company’s Chief Executive Officer at the Company’s then-current corporate offices and to the Executive at the Executive’s address as contained in the Executive’s personnel file.

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6.02           Effective Date.  Any notice permitted or required to be given under this Agreement will be effective on the date it is delivered, in the event of personal delivery, or on the date its receipt is acknowledged, in the event of delivery by registered mail or through a professional delivery service described in Section 6.01.

7.00     Execution of Release

The Executive agrees that as a condition of receiving any post-termination benefit as set forth in Section 5.00 except for earned but unpaid Base Salary to the date of termination, along with any accrued rights the Executive has under any employee benefit plan of the Company, he must execute a comprehensive release in the form as may be determined from time to time by the Company in its sole discretion.  Generally, the release will require the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns to release and forever discharge the Company (and all Group Members) and its executives, officers, directors, agents, attorneys, successors and assigns from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive’s recruitment to or employment with the Company, other than any claim that the Company has breached this Agreement.  This release will include, but not be limited to, any claim that the Company violated the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any state, federal law or local ordinance prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state; or any federal, state or local law.  Upon termination, the Executive will be presented with a release and if the Executive fails to execute the release, the Executive agrees to forego any payment from the Company other than payments as if the Executive had terminated employment voluntarily under Section 5.05.  The Executive acknowledges that the Executive is an experienced senior executive knowledgeable about the claims that might arise in the course of employment with the Company and knowingly agrees that the payments upon termination (except those payable in accordance with Sections 5.02, 5.04 and 5.05) provided for in this Agreement are satisfactory additional consideration for the release of all possible claims.

8.00     Insurance

To the extent permitted by law and its organizational documents, the Company will include the Executive under any liability insurance policy the Company maintains for employees of comparable status.  The level of coverage will be at least as favorable to the Executive (in amount and each other material respect) as the coverage of other employees of comparable status.  This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive’s employment with the Company or with any Group Member.

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9.00     Arbitration

9.01           Acknowledgement of Arbitration.  Unless stated otherwise in this Agreement, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of the Executive’s employment with the Company, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal or state law.

9.02           Scope of Arbitration.  The Executive expressly understands and agrees that claims subject to arbitration under this section include asserted violations of the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law.

9.03           Effect of Arbitration.  The Parties intend that any arbitration award relating to any matter described in Section 9.00 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to the terms of that award.  This section will survive the termination or expiration of this Agreement.

9.04           Location of Arbitration.  Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator.  The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes.  The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement.  The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated.  The arbitrator has the authority to award damages and such other relief as expressly provided by law.

9.05           Time for Initiating Arbitration.  Any claim or controversy not sought to be submitted to arbitration, in writing, within 60 days of the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy.  Both Parties agree to strictly comply with the time limitation specified in Section 9.00.  For purposes of this section, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under Section 9.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 9.00.

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9.06           Costs of Arbitration and Attorney’s Fees.  The Company will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company.  Attorney’s fees may be awarded to the prevailing party if expressly authorized by statute, or otherwise each party shall bear its own attorney’s fees and costs.

9.07           Arbitration Exclusive Remedy.  The Parties acknowledge that, because arbitration is the exclusive remedy for resolving issues arising under this Agreement, neither Party may resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration under Section 9.00, except as otherwise provided in this Agreement, and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

9.08           Waiver of Jury.  The Executive and the Company each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

10.00     General Provisions

10.01         Representation of Executive.  The Executive represents and warrants that the Executive is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

10.02         Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company’s Chief Executive Officer or other person designated by the Company’s Board of Directors.  This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the Parties regarding the employment relationship described in this Agreement, and any other agreements are terminated and of no further force or legal effect.  No agreements or representations, oral or otherwise, with respect to the Executive’s employment relationship with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement.

10.03         Governing Law; Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law and the Executive and the Company agree that the arbitrator (or judge) is authorized to reform the invalid or enforceable provision [1] to the extent needed to avoid the invalidity or unenforceability and [2] in a manner that is as similar as possible to the intent (as described in this Agreement).  The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

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10.04         No Waiver.  Except as otherwise provided in Section 9.05, failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term.

10.05         Withholding.  All payments made to the Executive under this Agreement will be reduced by any amount:

[1]            That the Company is required to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability; and

[2]           To the extent allowed by law, that the Executive owes (or, after employment is deemed to owe) to the Company.

However, application of Subsection 10.05[2] will not extinguish the Company’s right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount that may be recovered by application of Subsection 10.05[2] does not fully discharge the amount the Executive owes to the Company and does not preclude the Company from proceeding directly against the Executive without first exhausting its right of recovery under Subsection 10.05[2].

10.06         Survival.  Subject to the terms of the Executive’s Beneficiary Designation form, the Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect.

10.07         Miscellaneous.

[1]           The Executive may not assign any right or interest to, or in, any payments payable under this Agreement; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and does not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.

[2]           This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive’s heirs and legal representatives and the Company and its successors.

[3]           The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

10.08         Successors to Company.  This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement.  As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company.  Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 19 pages.

BIG LOTS STORES, INC.

By:	/s/ Brad A. Waite

Signed: Nov. 9, 2004

ROBERT S. SEGAL

/s/ Robert S. Segal

Signed: Nov. 8, 2004

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